CONTACT:          Dan A. Chila, EVP & CFO
                                                         Sun Bancorp, Inc.
                                                         856-691-7700


                  SUN BANCORP, INC. ANNOUNCES STOCK REPURCHASE

Vineland, N. J., February 25, 2002-- Sun Bancorp Inc. (Nasdaq:SNBC)

         Sun Bancorp, Inc., the Vineland, New Jersey-based bank holding company and parent of Sun National Bank, today announced that it intends to initiate a stock repurchase plan covering up to approximately 3%, or 320,000 shares of the Company's common stock to be purchased in the open market. The Company currently has approximately 10,600,000 shares of common stock outstanding. Mr. Thomas A. Bracken, President and Chief Executive Officer of the Company, indicated the repurchased shares would be available for the Company's stock benefit plans and general corporate purposes. The repurchases will be made from time to time in open-market transactions, subject to the availability of shares, over the next 18 months.

         Sun Bancorp, Inc. is a multi-state bank holding company located in Vineland, New Jersey. Its primary subsidiary is Sun National Bank serving customers through 73 Community Banking Centers located in Southern and Central New Jersey, in the contiguous New Castle County market in Delaware, and in Philadelphia, Pennsylvania. The Company's common stock is traded in the NASDAQ National Market under the symbol "SNBC." The deposits of the Bank are insured up to the legal maximum by the Federal Deposit Insurance Corporation.

         The foregoing material may contain forward-looking statements. We caution that such statements may be subject to a number of uncertainties and actual results could differ materially and, therefore, readers should not place undue reliance on any forward-looking statements. Sun Bancorp, Inc. does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward- looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.